UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2017

ASTA FUNDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35637	22-3388607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

(201) 567-5648

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02                   Results of Operations and Financial Condition.

On May 15, 2017, Asta Funding, Inc. (the “Company”) issued a press release announcing that it will restate the Quarterly Report on Form 10-Q for the quarter ended December 31, 2016. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information furnished pursuant to Item 2.02 in this report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 4.02                   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 12, 2017, the Audit Committee of the Board of Directors the Company, after consultation with management and EisnerAmper, LLP, the Company’s current independent registered public accounting firm, concluded that the Company’s previously issued unaudited consolidated financial statements as of and for the quarter ended December 31, 2016 (the “Restated Period”) included in the Form 10-Q filed February 9, 2017 should no longer be relied upon.  The Company will restate its unaudited consolidated financial statements for the Restated Period to reflect adjustments in the fair market value for structured annuity settlements and life contingency assets of CBC Settlement Funding, LLC, a 100% owned subsidiary of the Company (“CBC”).

CBC purchases periodic payments under structured settlements and annuity policies from individuals in exchange for a lump sum payment (“Structured Settlements”). The Company elects to carry these Structured Settlements at fair value. Changes in fair value are recorded in unrealized gain (loss) in the Company’s statements of operations. For the quarter ended December 31, 2016, the Company did not reflect the quarterly increase in certain underlying benchmark interest rates used in determining fair value of the Structured Settlements. Therefore, the Company is now calculating fair market values for the Structured Settlements lower than the values previously reported by the Company in the unaudited consolidated financial statements for the Restated Period.    Primarily as a result of the revised fair market value of the Structured Settlements, the Company currently anticipates that the restatement will result in an increase to the net loss previously reported for the quarter ended December 31, 2016 of less than $1.5 million. The financial statement adjustment relates to a non-cash item and has no material impact on cash flows from operating activities, investing activities or financing activities.

The Company will restate its previously issued unaudited consolidated financial statements and file a Form 10-Q/A for the Restated Period as soon as reasonably practicable. In connection with this restatement, the Company will correct the financial statements for all known errors, including those that were previously corrected in prior filings as immaterial out-of-period adjustments. These adjustments consist of (i) an asset reclassification on the balance sheet of $1.4 million from cash and cash equivalents to an international portfolio acquired for liquidation and (ii) the activity for the month of December 2016 for two international subsidiaries of the Company, whose effect on the consolidated statement of operations will result in an increase to the previously reported net loss for the quarter ended December 31, 2016 of less than $100,000, where the reporting packages were delayed and not received prior to the filing of the Company's Form 10-Q for the quarter ended December 31, 2016.

Due to the additional time required to address issues relating to the restatement of the Company’s previously issued unaudited consolidated financial statements for the Restated Period, the Company’s filing of its Form 10-Q for the quarter ended March 31, 2017 will be delayed. The Company will file the Form 10-Q for the quarter ended March 31, 2017 as soon as reasonably practicable.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated May 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asta Funding, Inc.

Date: May 15, 2017	By:	/s/ Bruce R. Foster
	Name:	Bruce R. Foster
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated May 15, 2017